EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           April 1, 2003 2:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157



                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                Announces Trust Preferred Securities Transactions


Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, announced today that the Company issued $14,000,000 of Trust Preferred Securities on April 1, 2003. The rate on these securities is fixed for the first five years at 6.65% and then becomes variable at a rate tied to the 3-month LIBOR rate and adjusts quarterly. These securities mature in 30 years and can be called anytime after 5 years. Simultaneously, the Company redeemed the remaining amount of their current outstanding fixed rate Trust Preferred Securities. These securities, which trade under the symbol MSFGP, carried a fixed rate of 8.75%.

On an ongoing basis, the Company will save approximately $300,000 on a pre-tax basis in annual interest expense. However, the interest savings in 2003 will be offset by the write-off of the deferred acquisition costs related to the redeemed securities. Therefore, the transactions will result in a negative effect on 2003 earnings of $230,000, or $.03 per share, on an after-tax basis.

MainSource Financial Group is listed on the Nasdaq Stock Market (NASDAQ: MSFG), and is a community-focused, multi-bank financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, Capstone Bank, Watseka, Illinois; MainSource Bank, Greensburg, Indiana; and Regional Bank, New Albany, Indiana; it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240